UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)*
Chordiant Software, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
170404107

(CUSIP Number)
September 18, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	170404107	13G	Page	2	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Institutional Venture Management X, LLC (94-3364608)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares.

WITH	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	3	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Institutional Venture Partners X, L.P. (94-3364720)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares.

WITH	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	4	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Institutional Venture Partners X GmbH & Co. Beteiligungs KG (98-0350272)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares.

WITH	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	5	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY)

Todd C. Chaffee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		0 shares.

	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	6	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY)

Reid W. Dennis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		0 shares.

	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	7	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Mary Jane Elmore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		0 shares.

	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	8	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Norman A. Fogelsong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		0 shares.

	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	9	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Stephen J. Harrick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH		0 shares.

	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	170404107	13G	Page	10	of	14

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (ENTITIES ONLY) Dennis B. Phelps

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(A) ☐
(B) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares.

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0 shares.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares.

WITH	8	SHARED DISPOSITIVE POWER

0 shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares.

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
Item 1(b). Address of Issuer’s Principal Executive Offices:
Item 2(a). Name of Person Filing:
Item 2(b). Address of Principal Business Office or, if none, Residence:
Item 2(c). Citizenship:
Item 2(d). Title of Class of Securities:
Item 2(e). CUSIP Number:
Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Item 4. Ownership
Item 5. Ownership of Five Percent or Less of a Class
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Item 8. Identification and Classification of Members of the Group
Item 9. Notice of Dissolution of a Group
Item 10. Certification

CUSIP No.	170404107	13G	Page	11	of	14
Introductory Note: This Statement on Schedule 13G is filed on behalf of Institutional Venture Partners X, L.P., a limited partnership organized under the laws of the State of California; Institutional Venture Partners X GmbH & Co. Beteiligungs KG, a limited partnership organized under the laws of the Country of Germany; Institutional Venture Management X, LLC, a limited liability company organized under the laws of the State of California, Todd C. Chaffee; Reid W. Dennis; Mary Jane Elmore; Norman A. Fogelsong; Stephen J. Harrick and Dennis B. Phelps, in respect of shares of Common Stock of Chordiant Sofware, Inc.
Item 1(a). Name of Issuer:
Chordiant Software, Inc.
Item 1(b). Address of Issuer’s Principal Executive Offices:
20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA 95014
Item 2(a). Name of Person Filing:
Institutional Venture Management X, LLC (“IVM X”)
Institutional Venture Partners X, L.P. (“IVP X”)
Institutional Venture Partners X GmbH & Co. Beteiligungs KG (“IVP X Germany”)
Todd C. Chaffee
Reid W. Dennis
Mary Jane Elmore
Norman A. Fogelsong
Stephen J. Harrick
Dennis B. Phelps
Item 2(b). Address of Principal Business Office or, if none, Residence:
Institutional Venture Partners
3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025
Item 2(c). Citizenship:

IVM X:	California, United States of America
IVP X:	California, United States of America
IVP X Germany:	Germany
Todd C. Chaffee:	United States of America
Reid W. Dennis:	United States of America
Mary Jane Elmore:	United States of America
Norman A. Fogelsong:	United States of America
Stephen J. Harrick:	United States of America
Dennis B. Phelps:	United States of America
Item 2(d). Title of Class of Securities:
          Common Stock
Item 2(e). CUSIP Number:
          170404107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
          Not applicable.

CUSIP No.	170404107	13G	Page	12	of	14
Item 4. Ownership.
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of September 18, 2007:

			Shared	Sole	Shared
	Shares Held	Sole	Voting	Dispositive	Dispositive	Beneficial	Percentage
Name of Person Filing	Directly	Voting Power	Power	Power	Power	Ownership	of Class
IVP X	0	0	0	0	0	0	0.00%

IVP X Germany	0	0	0	0	0	0	0.00%

IVM X	0	0	0	0	0	0	0.00%

Todd C. Chaffee	0	0	0	0	0	0	0.00%

Reid W. Dennis	0	0	0	0	0	0	0.00%

Mary Jane Elmore	0	0	0	0	0	0	0.00%

Norman A. Fogelsong	0	0	0	0	0	0	0.00%

Stephen J. Harrick	0	0	0	0	0	0	0.00%

Dennis B. Phelps	0	0	0	0	0	0	0.00%
Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
          Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not applicable.
Item 8. Identification and Classification of Members of the Group.
          Not applicable.
Item 9. Notice of Dissolution of a Group.
          Not applicable.
Item 10. Certification.
          Not applicable.

SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: November 13, 2007

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Norman A. Fogelsong, and on behalf of Institutional Venture Management X, LLC in his capacity as a member thereof, and on behalf of Institutional Venture Partners X, L.P. and Institutional Venture Partners X GmbH & Co. Beteiligungs KG in his capacity as a member of Institutional Venture Management X, LLC, the general partner of Institutional Venture Partners X, L.P. and the Managing Limited Partner of Institutional Venture Partners X GmbH & Co. Beteiligungs KG

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Todd C. Chaffee

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Reid W. Dennis

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Mary Jane Elmore

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Stephen J. Harrick

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Dennis B. Phelps
Exhibit(s):
A — Joint Filing Statement

Page 13 of 14 Pages

EXHIBIT A
JOINT FILING STATEMENT
          Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Chordiant Software, Inc. is filed on behalf of each of us.
Date: November 13, 2007

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Norman A. Fogelsong, and on behalf of Institutional Venture Management X, LLC in his capacity as a member thereof, and on behalf of Institutional Venture Partners X, L.P. and Institutional Venture Partners X GmbH & Co. Beteiligungs KG in his capacity as a member of Institutional Venture Management X, LLC, the general partner of Institutional Venture Partners X, L.P. and the Managing Limited Partner of Institutional Venture Partners X GmbH & Co. Beteiligungs KG

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Todd C. Chaffee

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Reid W. Dennis

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Mary Jane Elmore

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Stephen J. Harrick

/s/ Melanie Chladek Melanie Chladek
Authorized Signer on behalf of Dennis B. Phelps

Page 14 of 14 Pages